Denne protokollen er utarbeidet bade pa norsk og engelslc. Ved uoverensstemmelser mellom de to versjonene, skal den norske versjonen ha forrang.	These minutes have been prepared in both Norwegian and English. In case of variation in the content of the two, the Norwegian version shall prevail.
PROTOKOLL FRA EKSTRAORDIN/ER GENERALFORSAMLING I EVRY ASA	MINUTES OF AN EXTRAORDINARY GENERAL MEETING OF EVRY ASA
Ekstraordinr generalforsamling i EVRY ASA (“Selskapet”) ble avholdt i Selskapets lokaler i Snaroyveien 3oA, 1360 Fornebu, den 2. september 2019 kl. 13.00	An Extraordinary General Meeting of EVRY ASA (the “Company”) was held at the Company’s offices in Snaroyveien 3oA, 1360 Fornebu, at 13:oo CET on 2 September 2019.
Styremedlem Leif Teksum apnet generalforsamlingen.	Member of the Board Leif Teksum opened the General Meeting.
CEO Per Kristian Hove og fungerende CFO Nina Mortensen var til stede.	CEO Per Kristian Hove and acting CFO Nina Mortensen were present.
En liste over fremmotte aksjonaerer og fullmakter er inntatt som Vedlegg 1 til denne protokollen. Av vedlegget fremgar ogsa antall aksjer og prosentandel av Selskapets aksjekapital som var representert pa generalforsamlingen.	A list of shareholders in attendance and proxies is included as Appendix 1 to these minutes. The appendix also states the number of shares and the percentage of the Company’s share capital that were represented at the General Meeting.
Folgende salter forela pa agendaen:	The following matters were on the agenda:

1.	VALG AV MOTELEDER OG EN PERSON TIL A MEDSIGNERE PROTOKOLLEN	1.	ELECTION OF CHAIR OF THE MEETING AND ONE PERSON TO CO-SIGN THE MINUTES

Asta Stenhagen ble valgt som moteleder, og Kjell Arne Hansen ble valgt til a medundertegne protokollen sammen med moteleder.	Asta Stenhagen was appointed as chair of the meeting, and Kjell Arne Hansen was appointed to cosign the minutes with the chair.

2.	GODKJENNELSE AV INNICALLING OG DAGSORDEN	2.	APPROVAL OF THE NOTICE AND AGENDA
Innkalling og dagsorden for motet ble godkjent.		The notice and the agenda for the meeting were approved.
3.	FUSJON	3.	MERGER

Daglig leder innledet med selskapets syn pa fusjonen. Styremedlem, Leif Teksum, beskrev deretter styrets arbeid med og behandling av fusjonen.	The CEO started with the company’s view on the merger. The board member, Leif Teksum, thereafter described the board’s work with and its treatment of the merger.
I samsvar med styrets forslag, fattet generalforsamlingen folgende vedtak vedrorende fusjonen av Selskapet og Tieto Oyj som annonsert ved borsmelding av 18. juni 2019:	In accordance with the proposal of the Board of Directors, the General Meeting passed the following resolution regarding the merger of the Company and Tieto Oyj as announced by stock exchange notice on 18 June 2019:

(i)	Fusjonsplanen og den foresldtte fusjonen mellom Selskapet og Tieto Oyj godkjennes, og skal gjennomfores pd de vilkdr og betingelser som fremgar av fisjonsplanen.	(i)	The merger plan and the proposed merger between the Company and Tieto Oyj is approved, and shall be completed on the terms and conditions of the merger plan.
(ii)	Fusjonen gjennomfores ved at samtlige eiendeler, rettigheter og forpliktelser i Selskapet overfores til Tieto Oyj, og for ovrig i henhold til fusjonsplanen.	(ii)	The merger is completed by transfer of all the assets, rights and obligations of the Company to Tieto Oyj, and otherwise pursuant to the merger plan.
(iii)	Selskapet skal opploses og avregistreres ved fusjonens gjennomforing.	(iii)	The Company shall be dissolved and de-registered as of completion of the merger.
(iv)	Fusjonsvederlag til aksjonterene i Selskapet distribueres i henhold til fusjonsplanen	(iv)	Merger consideration to the Company’s shareholders will be distributed pursuant to the merger plan

***	***
Voteringsresultatet for det enkelte vedtak fremgar av Vedlegg 2 til generalforsamlingsprotokollen.	The voting result for each matter is presented in Appendix 2 to the minutes of the General Meeting.
Det forela ikke ytterligere salter til behandling. Moteleder erklrte generalforsamlingen for hevet.	There were no other matters on the agenda. The chair of the meeting declared the General Meeting adjourned.

Fornebu,
2. september 2019 / 2 September 2019

/s/	/s/
Asta Stenhagen	Kjell Arne`Hansen
Moteleder	Medundertegner
Chair of the Extraordinary General Meeting	Co-signatory

Protokoll for generalforsamling EVRY ASA

ISIN:	N00010019649 EVRY ASA
Generalforsamkngsdato:	02.09.2019 13.00
Dagens dato:	02.09.2019

Aksjeklasse	For	Mot	Avatar	Avgitte	Ikke avgitt	Stemmeberettigede representerte aksjer
Sak 1 VALG AV MOTELEDER OG EN PERSON TIL A MEDSIGNERE PROTOKOLLEN
Ordinær	258 769 373	0	24 567 552	283 336 925	0	283 336 925
% avgitte stemmer	91,33%	0,00%	8,67%
% representert AK	91,33%	0,00%	8,67%	100,00%	0,00%
% total AK	69,79%	0,00%	6,63%	76,41%	0,00%
Totalt	258 769 373	0	24 567 552	283 336 925	0	283 336 925
Sak 2 GODKJENNELSE AV INNKALLING OG DAGSORDEN
	259 005 078	0	24 331 847	283 336 925	0	283 336 925
% avgitte stemmer	91,41%	0,00%	8,59%
% representert AK	91,41%	0,00%	8,59%	100,00%	0,00%
% total AK	69,85%	0,00%	6,56%	76,41%	0,00%
Totalt	259 005 078	0	24 331 847	283 336 925	0	283 336 925
Sak 3 GODKIENNELSE AV FUSIONEN MED TIETO Oyj
Ordinær	223 388 517	34 692 382	24 331 847	282 412 746	924 179	283 336 925
% avgitte stemmer	79,10%	12,28%	8,62%
% representert AK	78,84%	12,24%	8,59%	99,67%	0,33%
% total AK	60,24%	9,36%	6,56%	76,16%	0,25%
Totalt	223 388 517	34 692 382	24 331 847	282 412 746	924 179	283 336 925

Kontoforer for selskapet:	For selskapet:
NORDEA BANK ABP, FILIAL NORGE	EVRY ASA
/s/	/s/

Aksjeinformasjon

Navn	Totalt antall aksjer	Palydende	Aksjekapital	Stemmerett
Ordinær	370 806 077	1,75	648 910 634,75	Ja
Sum:

§ 5-17 AlmInnelig flertallskrav
krever flertall av de avgltte stemmer

§ 5-18 Vedtektsendring
krever tilslutning fra minst to tredeler sa vel av de avgitte stemmer som av den aksjekapital som er representert pg generalforsamlingen